Exhibit 10.9

Cooperation Agreement

Party A: Tianjin New Highland Science & Technology Development Co., Ltd.

Party B: Hebei Daofu Petroleum Exploration Technology Development Co.. Ltd.

Party A and Party B as mentioned above sometimes hereinafter referred to collectively as “Parties” or individually as a “Party”

According to the “Contract Law of the People’s Republic of China” as well as other relevant laws and regulations, on the basis of equality and volition, the Parties agree to reach the following agreement with regards to the production, business management and technical services for District Four & Six of Dagang Oilfield Block Two:

Article 1  The production and business management rights concerning the technical service project in District Four &.Six of Dagang Oilfield Bock Two shall be transferred to Party B by Party A. Party B shall have the rights and obligations which were granted to Party A under the terms of the Technical Service Agreement signed between Party A and The First Oil Recovery Plant of CNPC Dagang Oilfield Company on January 1, 2006. See Appendix A.

Article 2   Any asset(s) in which Tianjin Dagang Shengkang Petroleum Technology Development Co.,Ltd. had made investments shall be under the control of Party B. Party B shall consult with Tianjin Dagang Shengkang Petroleum Technology Development Co.,Ltd. with regards to the aforementioned asset(s).

Article 3  Execution Term

From October 1st, 2009 to December 31st, 2010, for a total of fifteen (15) months.

Article 4  Party A’s Rights and Obligation

4.1 Party A’s Rights

Party A has the right to supervise the performance of technical services provided by Party B and to collect fees for providing technical support according to the terms of the agreement. If Party B violates the Cooperation Agreement for any reason, Party A shall have the right to terminate this Contract.

4.2 Part A ‘s Obligations

Party A shall Provide Party B with technical support for MD film oil displacement, and assist Party B in purchasing the MD film solution.

Article 5  Party B’s Rights and Obligation

5.1 Party B’s Rights

Party B shall enjoy the rights granted to Party A under the terms of the Technical Service Contract listed under Appendix A.

5.2 Party B’s Obligations

5.2.1 Party B shall perform all obligations granted to Party A covered by Appendix A, including meeting production targets, meeting work site and environmental safety requirements, and to be responsible for all expenses arising from the purchase of MD film chemicals.

5.2.2 Party B shall pay RMB 69 million to Party A as technical support fees. The above payment will be made in installments. Party B shall pay Party A RMB four million six hundred thousand (¥4,600,000.00) at the end of each calendar month. The aforementioned fees will be fully paid upon the expiration of this Agreement.

5.2.3 Party B is subject to the supervision and technical support of Party A during the execution of this Contract. Party B shall pay

Party A the relevant fees arising from the technical services provided by Party A.

Article 6  Both Parties shall keep all commercial information involving the other Party confidential. The confidentiality requirements shall remain in effect after the expiration of the Contract.

Article 7  Appendix A is an integral part of this Agreement, and has legal force equal with that of this Agreement.

Article 8  The Agreement enters into effect once it is signed and affixed with seals by both Parties.

Article 9  This Agreement shall be held in two originals of the same form. Each party shall preserve one original with equal legal effect.

Date of Exeuction:  September 30, 2009

Party A (Seal): Tianjin New Highland Science and Technology Development Co.,Ltd.

/s/ Xin Guoqiang

(Name of Authorized Representative)

Name: Xin Guoqiang

Party B (Seal): Hebei Daofu Petroleum Exploration Technology Development Co.,Ltd.

/s/ Yan Peiju

(Name of Authorized Representative)

Name: Yan Peiju